                                                                                                        Exhibit99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
FIRST QUARTER 2007 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.50 Per Share
Achieves Net Income of $16.7 Million

New York, New York, May 1, 2007 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months ended March 31, 2007.

Financial Review: 2007 First Quarter

The Company had net income of $16.7 million, or $0.54 basic and $0.53 diluted earnings per share, for the three months ended March 31, 2007 compared to net income of $84.4 million, or $2.58 basic and $2.52 diluted earnings per share, for the three months ended March 31, 2006. The decrease in net income during the three months ended March 31, 2007 was primarily the result of a gain on the sale of vessels in the 2006 period with no such gain during 2007, as well as a decrease in net voyage revenue due to a smaller fleet.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “The first quarter of 2007 was a significant one for General Maritime and its shareholders as the Company continued its long tradition of entering into value-creating transactions. Specifically, we provided an immediate return to shareholders during the first quarter by paying a one-time special cash dividend of $15 per share. Complementing this milestone, which has already served our shareholders well, we declared a $0.50 divided for the first quarter, representing our initial quarterly dividend under the Company’s new fixed dividend target of $2.00 per share per year. Our success at signing three additional vessels to three-year time charters during the first quarter and increasing our time charter coverage to 68% further strengthens our position to provide shareholders with a sizable fixed dividend going forward.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 33.3% to $57.3 million for the three months ended March 31, 2007 compared to $86.1 million for the three months ended March 31, 2006. EBITDA for the three months ended March 31, 2007 was $29.1 million compared to $94.9 million for the three months ended March 31, 2006 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $23.4 million for the three months ended March 31, 2007 compared to $81.5 million for the prior year period. As of March 31, 2007 the Company’s net debt (calculated as total long term debt less cash) stood at $463.1 million.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 6.0% to $35,072 per day for the three months ended March 31, 2007 compared to $37,325 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 21.8% to $37,588 for the three months ended March 31, 2007 compared to $48,096 for the prior year period. The Company’s double hulled spot Aframax vessels earned an average of $40,996 per day and the Company’s double hulled spot Suezmax vessels earned an average of $33,789 per day for the quarter ended March 31, 2007.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased by 4.6% to $25.5 million for the three months ended March 31, 2007 from $26.7 million for the three months ended March 31, 2006. During the same periods, the average size of General Maritime’s fleet decreased by 29.2% to 18.8 vessels from 26.6 vessels. Daily direct vessel operating expenses increased 16.5% to $6,963 for the quarter ended March 31, 2007 compared to $5,976 for the prior year period. Daily direct vessel operating expenses increased by 9.5% to $6,963 for the quarter ended March 31, 2007 compared to daily direct operating expenses for the full year 2006 of $6,301. These increases reflect higher crewing costs, lubricating oil costs, maintenance and repair and insurance costs during 2007 compared to 2006. General and administrative costs increased by 10.2% to $13.7 million for the quarter ended March 31, 2007 compared to $12.4 million for the prior year period primarily due to one time expenses associated with the Company’s special dividend.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three months ended March 31, 2007 and 2006. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three months ended March 31, 2007 and 2006.

	Three months ended
	March-07	March-06

INCOME STATEMENT DATA
(Dollars in thousands, except share data)
Voyage revenues	$68,223	$105,756
Voyage expenses	(10,950)	(19,686)
Net voyage revenues	57,273	86,070
Direct vessel expenses	11,802	14,298
General and administrative expenses	13,669	12,399
Depreciation and amortization	11,866	9,867
Gain on sale of vessel	-	(35,323)
Operating income	19,936	84,829
Net interest expense	593	691
Other income	2,678	(219)
Net Income	$16,665	$84,357

Basic earnings per share	$0.54	$2.58

Diluted earnings per share	$0.53	$2.52

Weighted average shares outstanding, thousands	30,795	32,756
Diluted average shares outstanding, thousands	31,612	33,444

	March-07	December-06
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$76,894	$93,935
Current assets, including cash	110,951	348,555
Total assets	843,231	1,054,938
Current liabilities, including current portion of long-term debt	28,314	25,111
Current portion of long-term debt	-	-
Total long-term debt, including current portion	540,000	210,020
Shareholders' equity	271,897	816,083

	Three months ended
	March-07	March-06
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$29,124	$94,915
Net cash provided by operating activities	23,413	81,520
Net cash provided (used) by investing activities	(36,008)	87,313
Net cash provided (used) by financing activities	(17,971)	(171,874)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	(35,590)	87,531
Drydocking or capitalized survey or improvement costs	(2,191)	(1,255)
Weighted average long-term debt	99,000	191,270

FLEET DATA
Total number of vessels at end of period	19	26
Average number of vessels (2)	18.8	26.6
Total voyage days for fleet (3)	1,633	2,306
Total time charter days for fleet	1,005	987
Total spot market days for fleet	628	1,319
Total calendar days for fleet (4)	1,695	2,393
Fleet utilization (5)	96.3%	96.4%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$35,072	$37,325
Direct vessel operating expenses per vessel (7)	6,963	5,976
EBITDA (8)	17,182	39,664

	Three months ended
	March-07	March-06
EBITDA Reconciliation
Net Income	$16,665	$84,357
+ Net interest expense	593	(691)
+ Depreciation and Amortization	11,866	9,867
EBITDA	29,124	94,915

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of May 1, 2007, General Maritime Corporation’s fleet was comprised of 21 wholly owned tankers, consisting of ten Aframax and nine Suezmax tankers and two newbuilding Suezmax contracts, with a total carrying capacity of approximately 2.5 million deadweight tons, or dwt. The average age of the Company’s fleet as of March 31, 2007 by dwt, excluding the newbuilding contracts, was 8.7 years compared to 9.8 years as of March 31, 2006. As of March 31, 2007 the average age of the Company’s Aframax tankers was 11.9 years and the average age of the Company’s Suezmax tankers was 6.9 years.

Currently, 5 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. 68% of the Company’s fleet, consisting of 5 Aframax tankers, and 8 Suezmax tankers are currently under time charter contracts, compared to 53% of the fleet under time charter contracts as of December 31, 2006. The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Average Daily Rate (1)
Genmar Ajax	Aframax	December 1, 2009	$34,000
Genmar Alexandra	Aframax	November 10, 2007	$34,000
Genmar Defiance	Aframax	December 25, 2009	$29,500
Genmar Princess	Aframax	October 24, 2009	$27,750
Genmar Progress	Aframax	August 15, 5007	$28,000
Genmar Argus	Suezmax	January 6, 2010	$38,500
Genmar Harriet G	Suezmax	June 1, 2010	$38,000
Genmar Hope	Suezmax	August 13, 2009	$36,500
Genmar Horn	Suezmax	January 23, 2010	$38,500
Genmar Kara G	Suezmax	June 1, 2010	$38,000
Genmar Orion	Suezmax	June 1, 2010	$38,000
Genmar Phoenix	Suezmax	November 1, 2009	$38,500
Genmar Spyridon	Suezmax	December 13, 2009	$38,500

(1) Before brokers' commissions.

The Company’s primary area of operation is the Atlantic basin. The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q1 2007 Dividend Announcement

The Company’s Board of Directors declared a Q1 2007 quarterly dividend of $0.50 per share payable on or about May 31, 2007 to shareholders of record as of May 17, 2007. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share. The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Mr. Georgiopoulos concluded, “With $400 million in liquidity following the payment of our special dividend, the Company is in a strong position to continue to enter into future value- creating transactions. In order to achieve this critical objective, we intend to focus on exploring areas where we have been successful in the past in an effort to continue to post strong returns for shareholders. To this end, we will draw upon our significant liquidity as equity to seek opportunities to further consolidate the industry and purchase assets of up to $1 billion in market value. Complementing this approach, we will also look for opportunities to further implement our remaining share repurchase program while targeting a fixed annual dividend of $2.00 per share.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 21 tankers - ten Aframax, nine Suezmax tankers and two Suezmax newbuilding contracts with a carrying capacity of approximately 2.5 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Wednesday, May 2, 2007 at 8:30 a.m. Eastern Daylight Savings Time to discuss its 2007 first quarter financial results. To access the conference call, dial (719) 457-2658 and enter the passcode 6257534. A replay of the conference call can also be accessed until May 16, 2007 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 6257534. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; delays in the construction or delivery of contracted newbuildings; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent reports on Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including the consent of the lenders under the Company’s secured credit facility, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility. The Board will periodically review the program.

	THE THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet

		March-07	March-06		March-07	March-06		March-07	March-06
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-38.2%	30,583	49,507	-27.0%	26,689	36,563	-33.5%	57,272	86,070
$ 1,000's		53%	58%		47%	42%

Average Daily TCE	17.2%	34,518	29,451	-38.9%	35,729	58,501	-6.0%	35,072	37,325

Time Charter Revenues	-24.8%	17,013	22,632		16,654	-	48.8%	33,667	22,632
$ 1,000's		51%	100%		49%	0%

Spot Charter Revenues	-49.5%	13,570	26,875	-72.6%	10,035	36,563	-62.8%	23,605	63,438
$ 1,000's		57%	42%		43%	58%

Calendar Days	-47.3%	900	1,709	16.2%	795	684	-29.2%	1,695	2,393
		53%	71%		47%	29%

Vessel Operating Days	-47.3%	886	1,681	19.5%	747	625	-29.2%	1,633	2,306
		54%	73%		46%	27%

Capacity Utilization	0.1%	98.4%	98.4%	2.8%	94.0%	91.4%	0.0%	96.3%	96.4%

# Days Vessels on Time Charter	-43.8%	555	987		450	-	1.8%	1,005	987
		55%	100%		45%	0%

# Days Vessels on Spot Charter	-52.3%	331	694	-52.5%	297	625	-52.4%	628	1,319
		53%	53%		47%	47%

Average Daily Time Charter Rate	33.7%	30,655	22,930		37,010	-	46.1%	33,500	22,930

Average Daily Spot Charter Rate	5.9%	40,996	38,725	-42.2%	33,789	58,501	-21.8%	37,588	48,096

Daily Direct Vessel Expenses	23.8%	6,971	5,629	1.6%	6,953	6,842	16.5%	6,963	5,976
(per Vessel)

Average Age of Fleet at End of Period (Years)		11.6	12.2		6.7	6.5		8.7	9.8

# Vessels at End of Period	-44.4%	10.0	18.0	12.5%	9.0	8.0	-26.9%	19.0	26.0
		53%	69%		47%	31%

Average Number of Vessels	-47.3%	10.0	19.0	16.2%	8.8	7.6	-29.2%	18.8	26.6
		53%	71%		47%	29%

DWT at End of Period	-44.1%	995	1,779	-8.8%	1,542	1,691	-26.9%	2,537	3,470
1,000's		39%	51%		61%	49%